UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  August 19, 2010

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

On August 19, 2010, General Moly, Inc. (the “Company”) announced that Eureka Moly, LLC, the Company’s 80% owned subsidiary (“Eureka Moly”), entered into an agreement with the Eureka Producers’ Cooperative (the “EPC”) whereby Eureka Moly will fund a Sustainability Trust (the “Trust”) in Diamond Valley, Nevada, in exchange for the cooperation of the EPC with respect to Eureka Moly’s water rights and permitting of the Mt. Hope project.

The Trust will be funded by Eureka Moly and will range between $8 million and $12 million, contributed to the Trust over several years, based on the achievement of certain milestones.  The amount of the Trust will depend on the timing of the publication of the Company’s Draft Environmental Impact Statement and receipt of the Record of Decision, with higher payment amounts corresponding with faster permit receipt.  These base total amounts can be reduced by 25% or 50% if Eureka Moly obtains its water rights and other permits, but delays are caused by certain other protestants or other current appellants continuing to protest or appeal the water applications or oppose the permits for the Mt. Hope project.  In all cases, at least 50% of the contributions will be provided upon receipt of full financing and the Company’s Board of Directors’ decision to proceed with construction.  The remaining payments will be split evenly with one payment due not later than 150 days from the commencement of production at the Mt. Hope project and the remaining payment due one year thereafter.

Item 8.01  Other Events

On August 19, 2010, the Company issued a press release announcing the completion of the Preliminary Draft Environmental Impact Statement (PDEIS) for the Mt. Hope project.  A copy of the press release is attached hereto as Exhibit 99.1.

On August 19, 2010, the Company issued a press release announcing the creation of the Trust.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release of General Moly, Inc. dated August 19, 2010.
99.2	Press Release of General Moly, Inc. dated August 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: August 20, 2010	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer